As filed with the Securities and Exchange Commission on November 13, 2017

File No.  333-219508

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8
TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0464690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15222 (Zip Code)

Rice Energy Inc. 2014 Long-Term Incentive Plan

(Full title of the plan)

Lewis B. Gardner, Esq.

General Counsel and Vice President, External Affairs

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania  15222

Telephone:  (412) 553-5700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, no par value	300,496 shares	N/A	N/A	N/A

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock, no par value of EQT Corporation (“Common Stock”), registered includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)    This registration statement relates to shares of Common Stock that may be issued under the Rice Energy Inc. 2014 Long-Term Incentive Plan.

(3)    These shares of Common Stock were registered under the Company’s Registration Statement on Form S-4 (File No. 333-219508) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on July 27, 2017, as amended by Pre-Effective Amendment No. 1, filed on September 8, 2017 and Pre-Effective Amendment No. 2, filed on September 29, 2017 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

EXPLANATORY NOTE

EQT Corporation hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “registration statement”) relating to shares of its Common Stock, no par value  (“Common Stock”) issuable pursuant to awards issued or issuable under the  Rice Energy Inc. 2014 Long-Term Incentive Plan.  Such shares of Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this registration statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this registration statement.  You should direct requests for documents to:

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attention:  Lewis B. Gardner, Esq.

General Counsel and Vice President, External Affairs

Telephone:  (412) 553-5700

In this registration statement, “EQT”, “we,” “our” and “us” refer to EQT Corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

We incorporate by reference into this registration statement the documents listed below. We also incorporate by reference into this registration statement, from the date of filing of such documents, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

•                  EQT’s Annual Report on Form 10-K for the year ended December 31, 2016 (filed on February 9, 2017), including portions of our Definitive Proxy Statement on Schedule 14A (filed on February 17, 2017) incorporated by reference therein;

•                  EQT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed on April 27, 2017),  June 30, 2017 (filed on July 27, 2017) and September 30, 2017 (filed on October 26, 2017);

•                  EQT’s Current Reports on Form 8-K filed on January 9, 2017 (as amended on January 10, 2017), April 20, 2017, June 19, 2017, August 3, 2017, September 27, 2017,  October 3, 2017, October 4, 2017, October 26, 2017 (second filing), October 31, 2017, November 3, 2017 and November 9, 2017; and

•                  EQT’s description of its common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended, or the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)   by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any by-law, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of our amended and restated by-laws, or the by-laws, provides that our directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the corporation or otherwise) arising out of their service to us or to another corporation or other enterprise at our request.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of our by-laws provides that we may purchase and maintain insurance to protect ourself and any director, officer or representative against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not we would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, we may receive reimbursement for amounts as to which the directors and officers are indemnified by us under the by-law indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the by-law indemnification provisions described above.

As permitted by PBCL Section 1713, our restated articles of incorporation and our by-laws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B — “Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws.  PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

We also have indemnification agreements with all our executive officers and directors (collectively, “indemnitees”). These agreements provide that the indemnitees will be protected as promised in our by-laws (regardless of, among other things, any amendment to or revocation of our by-laws or any change in the composition of our board of directors or an acquisition transaction relating to us) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements.  These agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under our director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses and any and all liability and loss incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were our directors or officers or were serving at our request.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.   Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1*	Restated Articles of Incorporation of EQT Corporation (amended through November 13, 2017)

4.2*	Amended and Restated Bylaws of EQT Corporation (amended through November 13, 2017)

4.3

Rice Energy Inc. 2014 Long-Term Incentive Plan, as Amended and Restated Effective as of May 9, 2014 (incorporated by reference to Exhibit 10.3 of Rice Energy Inc.’s Quarterly Report on Form 10-Q (File No. 001-36273) filed with the Commission on August 11, 2014)

5.1*	Opinion of Reed Smith LLP regarding validity of the securities being registered

23.1*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm for EQT Corporation

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Rice Energy Inc.

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Vantage Energy, LLC

23.4*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Vantage Energy II, LLC

23.5*	Consent of Reed Smith LLP (included in Exhibit 5.1)

23.6*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney granted by certain directors and officers relating to subsequent amendments.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on or before November 13, 2017.

EQT CORPORATION

By:	/s/Robert J. McNally
Robert J. McNally
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on or before this 13th day of November, 2017:

Signature	Title	Date

/s/Steven T. Schlotterbeck	Director, President and Chief Executive Officer (Principal Executive Officer)	November 13, 2017
Steven T. Schlotterbeck

/s/Robert J. McNally	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2017
Robert J. McNally

/s/Jimmi Sue Smith	Chief Accounting Officer (Principal Accounting Officer)	November 13, 2017
Jimmi Sue Smith

/s/David L. Porges	Executive Chairman	November 13, 2017
David L. Porges

/s/Vicky A. Bailey	Director	November 13, 2017
Vicky A. Bailey

/s/Philip G. Behrman	Director	November 13, 2017
Philip G. Behrman

/s/Kenneth M. Burke	Director	November 13, 2017
Kenneth M. Burke

/s/A. Bray Cary, Jr.	Director	November 13, 2017
A. Bray Cary, Jr.

/s/Margaret K. Dorman	Director	November 13, 2017
Margaret K. Dorman

/s/James E. Rohr	Director	November 13, 2017
James E. Rohr

/s/Stephen A. Thorington	Director	November 13, 2017
Stephen A. Thorington

/s/Lee T. Todd, Jr.	Director	November 13, 2017
Lee T. Todd, Jr.

/s/Christine J. Toretti	Director	November 13, 2017
Christine J. Toretti